CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-51221, 333-47132, 333-108993 and 333-155046 of The Procter & Gamble Company on Form S-8 of our report dated September 17, 2009 appearing in this Annual Report on Form 11-K of the Employee Stock Purchase Plan (Japan) for the year ended June 30, 2009.

/s/ Manabat Delgado Amper & Co.

Manabat Delgado Amper & Co.
Makati City, Philippines
September 30, 2009